EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Aaron Feigin	Heidi Gilmore
Borland Software Corporation	Segue Software
408-863-2409	781-402-5873
afeigin@borland.com	heidig@segue.com

Borland Receives Hart-Scott-Rodino Clearance on Segue Acquisition

Segue Sets April 19 for Stockholder Vote on Proposed Transaction

CUPERTINO, Calif., and LEXINGTON, Mass. — March 21, 2006 — Borland Software Corporation (NASDAQ:BORL) and Segue Software, Inc. (NASDAQ:SEGU) today announced that they had received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Borland’s pending acquisition of Segue. As previously announced, Borland and Segue have entered into a definitive merger agreement in which Borland would acquire Segue in a one-step merger transaction for $8.67 per share in cash.

Borland and Segue also announced that Segue has set April 19, 2006 as the date for the Special Meeting of Segue stockholders to vote on the proposed transaction. Segue has mailed its definitive proxy materials to stockholders of record dated March 9, 2006. The closing of the acquisition is conditioned upon Segue stockholder approval. Upon approval, the companies anticipate the closing would occur and the transaction would become final prior to the end of April 2006, subject to satisfaction or waiver of all other conditions to closing.

Borland and Segue Team on Lifecycle Quality Management

Segue Software, headquartered in Lexington, Mass., is an expert in delivering solutions to define, measure, manage and improve software quality throughout the entire application lifecycle. Upon completion of this acquisition, Segue will bring to Borland its comprehensive line of quality optimization and performance management products, a global team with deep understanding of the quality and testing space, and a significant customer base representing a wide range of industries and Fortune 500 companies.

Segue’s software quality optimization solutions and industry expertise will further extend Borland’s leadership in the ALM space, complementing Borland’s existing product set and worldwide service offerings. Segue’s state-of-the-art Silk product line will also play a central role in Borland’s upcoming Lifecycle Quality Management Solution, which looks to infuse quality throughout the lifecycle, addressing the root cause of quality problems versus reacting to symptoms later in the process when they are more costly. Segue’s technology will also be a key element of future versions of Borland’s integrated ALM platform.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in Software Delivery Optimization. The company provides the software and services that align the people, processes and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit: www.borland.com.

About Segue Software

Segue Software, Inc. (NASDAQ-CM: SEGU) is a global expert in delivering solutions to define, measure, manage and improve software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America, Europe and Asia, Segue can be reached at +1.781.402.1000 or http://www.segue.com.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. All statements that are not historical are forward-looking. Such forward-looking statements include statements regarding the strategic focus of the combined company, near-term and long-term outlook, benefits and synergies of the proposed combination, and future product offerings by the combined company . Actual results could differ materially from those contained in the forward-looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the receipt and timing of regulatory approvals for the proposed acquisition; the possibility that the acquisition will not close; the reaction of customers to the acquisition; the reaction by competitors to the proposed acquisition and the potential for increased pricing pressure by such competitors; Borland’s ability to successfully integrate Segue’s operations and employees; costs associated with the acquisition and Borland’s ability to manage its expenses following the closing; Borland’s reduced cash position following the acquisition; diversion of management attention from other business concerns due to the proposed transaction; undisclosed or unanticipated liabilities and risks resulting from the proposed transaction; our ability to sell multi-product solutions for the application development lifecycle; the effects of a longer sales cycle as we increase our focus on larger enterprise customers; market acceptance and adoption of our products and services including our enterprise software development solutions; our ability to enhance the quality and scalability of our products to meet the needs of our customers; our ability to retain key personnel and hire new leaders to support our business transition; and general industry trends, general economic factors and capital market conditions. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to its latest Annual Report on Form 10-K, and its latest quarterly report on Form 10-Q, copies of which may be obtained from http://www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Information contained in our website is not incorporated by reference in, or made part of this press release.

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